Exhibit 1.1

BY-LAWS OF ENDESA AMÉRICAS S.A.

CHAPTER ONE

Name, Registered Office and Duration

Article 1: A corporation is hereby established that shall be called “ENDESA AMÉRICAS S.A.” (the “Corporation”), governed by these by-laws and, on those matters omitted, by the provisions of Law 18,046 and its regulations and other rules applicable to this type of corporation, being able to also use the fictitious name ENDESA AMÉRICAS, for advertising purposes only.

Article 1 bis: Notwithstanding the preceding Article, the corporation is subject to the provisions of Decree No. 3,500, as amended and the legal provisions which may substitute or replace it.

Article 2: The Corporation’s registered office shall be in the city of Santiago, without prejudice to special offices registered in other places.

Article 3: The Corporation shall have an indefinite duration.

Article 4: The Corporation’s main purpose shall be to exploit the production, transportation, distribution and supply of electricity, with the ability to acquire, for these purposes, the respective concessions and grants. The Corporation’s purpose will also be to render engineering consulting and corporate management services; acquire, design, construct, maintain and exploit civil or hydraulic infrastructure works directly related to public works concessions; manage its assets; invest, develop projects and carry out operations or activities in the energy field and in those activities or products related directly to energy; invest, develop projects and carry out operations or activities in industrial procedures in which electric energy is essential, determinant and has an intensive use. Furthermore, the corporation may invest in real estate and financial assets, securities, stock and commercial paper in general, provided they are related to the Corporation’s purpose, being able to acquire, manage and dispose of them. In the fulfillment of its purpose, the Corporation may act directly or through subsidiary or affiliate companies, within Chile or abroad.

CHAPTER TWO

Capital and Shares

Article 5: The subscribed and paid in capital of the Corporation amounts to Ch$778.936.764.259 divided into 8,201,754,580 registered nominative shares, all of the same series and with no par value, to be subscribed, and paid in the manner described in the First Transitory Article of these by-laws.

Article 5 bis: No person shall, directly or through other related persons, hold more than 65% of the capital with voting rights of the Corporation. The Corporation’s concentration factor will be 0.6 as established in Article 47 of Decree No. 3,500 of 1980 and its amendments. The managers of the Corporation shall be responsible for strict compliance with the above, in accordance with the provisions of Articles 114, 115 and 116 of Decree No. 3,500 and its amendments. The Corporation’s adjusted book assets, as provided in Article 112 of Decree No. 3,500, as calculated on the basis of the unconsolidated balance sheet, in proportion to its total asset value, shall be at least the minimum value which, according to the provisions of Article 47 of Decree No. 3,500, is compatible with an adjusted book asset value of 0.6.

The minority shareholders shall hold at least 10% of the corporation’s share capital with voting rights and at least 15% of such share capital with voting rights shall be held by more than one hundred unrelated shareholders’ each of whom shall hold a minimum equivalent to one hundred Unidades de Fomento in shares, according to the value at which they appear in the latest balance sheet. In order to comply with the provisions of Article 114 of Decree No. 3,500, if requested to register a transfer of shares, the Corporation shall only register only register on behalf of the respective shareholder, a number of shares that does not exceeds the ownership limits established by law and these by-laws.

If a shareholder holds a greater number of shares than permitted by law or these by-laws, the Corporation shall notify said shareholder, within fifteen days, in order to allow the shareholder to dispose of the excess shares, without prejudice to the obligation of both to execute a divestment agreement, in accordance with Article 124 et al. of Decree No. 3,500 of 1980, and the amendments thereto.

Shareholders will not have preemptive rights to subscribe for additional shares if, as a result thereof, they will hold a greater number of shares than permitted by these by-laws. The Corporation may request its shareholders to provide the necessary information in order to determine the existence of related persons, or in the case of legal entities, the names of their principal shareholders and persons related to the latter. Shareholders shall be obliged to provide such information. Minority shareholders and related persons shall be understood as defined in Article 98 of Decree No. 3,500 of 1980, and its amendments.

Article 6: The Corporation shall keep a Shareholders Register, together with the number of shares held by each one of them, as well as other annotations as stated in Article 7 of Law 18,046 and its regulations. Only shareholders who are duly registered therein may exercise their rights as such. The form of the share certificates, and their issuance, exchange, ineffectiveness, loss, replacement, transfer and other circumstances, shall be governed by the law and its provisions.

CHAPTER THREE

Management

Article 7: The Corporation shall be managed by a Board of Directors composed of nine members.

Article 8: Directors shall serve for a term of three years at the end of which they may be reelected for additional terms indefinitely.

Article 9: The entire Board shall be reelected in its entirety every three years at the ordinary shareholders’ meeting. In the election of directors and all other elections made at such meetings, the shareholders shall have one vote per share owned or represented and they may accumulate such vote in favor of a person or distribute them as they wish, consequentially electing those persons who, in the same and only vote, obtain the greatest number of votes until all available vacancies are filled. The provisions of the preceding paragraph do not prevent the shareholders in the meeting with voting rights to unanimously agree to omit voting by ballot and proceed with the elections by acclamation.

Article 10: The minutes containing the election of the directors shall also contain a description of the shareholders that attended the meeting, the specification of the number of shares voted by each of them or represented by proxy, and the final result of the voting.

Article 11: In the event of the death, resignation, bankruptcy, incompatibilities or limitations or other impossibility that disqualifies a director from performing his/her functions or makes him/her cease in them, the Board shall be reelected at the next ordinary shareholders’ meeting to be held by the Corporation. In the meantime, the Board may appoint a replacement to fill the vacancy.

Article 12: The Board may be removed as a whole before the expiration of its term by resolution of an ordinary or extraordinary shareholders’ meeting, in which case, the shareholders shall proceed to appoint a new Board. Accordingly, the replacement of less than all of its members shall not be permitted.

Article 13: At the first meeting of the Board following the ordinary shareholders’ meeting at which it was elected, the Board shall elect a Chairman and a Vice-Chairman. The Chief Executive Officer of the Corporation or a person expressly appointed by the Board, will act as Secretary.

Article 14: Board meetings may be ordinary or extraordinary. Ordinary meetings shall be held at least 12 times a year, on the dates that the Board itself shall determine, with at least one meeting held each month. Extraordinary meetings shall be held when called by the Chairman him/herself or at the request of one or more directors, in which case prior evaluation of the Chairman as to the need of holding such a meeting is required, except where the meeting is requested by the absolute majority of the directors. In the extraordinary meetings, directors shall only discuss the matters specifically set out in the notice. The notice of an extraordinary meeting shall be made by a certified letter sent to each director at least 3 days prior to the date of the meeting. This notice period may be reduced to not less than 24 hours prior to the date of the meeting if the letter is delivered personally to the director by a Notary Public.

Article 15: A quorum for Board meetings shall be the presence of an absolute majority of the directors. Decisions shall be taken by the absolute majority of the directors at the meeting except for matters that require a greater majority, as provided by law or these by-laws. In the event of a tied vote, the Chairman of the meeting shall have the deciding vote. The Board, acting within the limitations of the investment and financing policy of the Corporation, shall decide on the investments to be undertaken by the Corporation in accordance with these by-laws. In the case of investments in the Corporation’s principal business that represent more than 3% of the Corporations’ assets, or more than 1% of its assets with respect to the other activities set out in the Corporation’s purpose, such investments must be approved by the affirmative vote of at least six directors.

Article 16: All acts or contracts classified as related party transactions pursuant to Article 146 of Law 18,046, may only be executed if they will contribute to the corporate interests and if such transaction includes price, terms and conditions equal to those prevailing in the market at the time of their approval, and they meet the requirements and procedures established in Article 147 of said law. However, if the exceptions provided in Article 147 of said law applies, the corresponding transactions may be entered into without complying with the abovementioned procedures and requirements, after obtaining the Board’s approval.

Article 16 bis: All acts or contracts entered into by and between the Corporation and its controlling shareholders, directors or officers, or with persons related to them, must be previously approved by two-thirds of the Board and documented in the corresponding minutes.

Article 17: The deliberations and resolutions of the Board shall be documented in a special minute book which shall be signed on each occasion by the directors who attended the meeting. Should any of them die or be unavailable for any reason to sign the corresponding minutes, a note shall be made of such impediment at the end of the minutes. The minutes shall be deemed to be approved as of the moment they are signed by the aforementioned persons and the resolutions adopted therein may be put into effect immediately. In any event, the unanimous agreement of the directors present at the meeting may resolve that the adopted resolutions take effect immediately, without waiting for the approval of the respective minutes. This determination shall be evidenced in a document containing the resolution adopted and signed by all of the directors.

Article 18: If a director intends to be released from any liability arising from any of the Board’s acts or resolutions, the director’s objections shall be recorded in the minutes and the Chairman shall inform the shareholders of this opposition at the next ordinary shareholders’ meeting.

Article 19: The directors shall be remunerated for their service and their compensation shall be set annually at the ordinary shareholders’ meeting.

Article 20: The Board represents the Corporation, judicially and extra-judicially, for the fulfillment of its corporate purpose, a fact which is not required to be demonstrated to third parties, and it shall have all powers of administration and disposal that the law or these by-laws do not exclusively reserve for the shareholders’ meeting, without the need for a special power of attorney, even for those acts or contracts for which the law demands such authorization. This is without prejudice to the powers that correspond to the Corporation’s Chief Executive Officer.

Article 20 bis: In carrying out the powers set out in the preceding article, the Board shall act always within the limitations set by the investment and financing policy approved by the ordinary shareholders’ meeting in accordance with Article 119 of Decree No. 3,500 of 1980 and its amendments.

Article 21: The duties of a director may not be delegated and shall be exercised collectively at a legally constituted meeting. The Board may delegate part of its powers to managers, senior executives, assistant managers or legal counsels of the Corporation, to the Chairman, a director or a committee of directors and, for specially determined purposes, to other persons. The Corporation shall maintain a public record indicating its Chairman, directors, managers, senior executives and liquidators, specifying the dates of the beginning and end of their appointments.

CHAPTER FOUR

Directors’ Committee

Article 22: While the Corporation meets the equity and concentration requirements established in Article 50 bis, or any successor or replacement provision, of Law 18,046, it shall be obliged to appoint at least one independent director and a Directors’ Committee. This Committee shall be governed in its formation, membership, operation and powers by the provisions of said law and the rulings on this subject issued by the Superintendence of Securities and Insurance.

Article 23: Notwithstanding the provisions of the preceding article and while the Corporation is an issuer of securities duly registered at the New York Stock Exchange (NYSE) or any other American national stock exchange, the formation, membership, functioning and powers of the Directors’ Committee shall also be governed, where not contrary to Chilean law, by the obligatory provisions for the so-called “Audit Committee” in the Sarbanes-Oxley Act (SOX) of the United States of America and the rulings on this subject issued by the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE), or the competent body or entity in accordance with the legislation of the United States of America. However, in case of an irreconcilable or irremediable conflict, disagreement or incompatibility between the provisions of Chilean and American legislation for the Directors’ Committee and the Audit Committee, respectively, Chilean law shall prevail over foreign law, although the Board may call an extraordinary shareholders’ meeting to amend the by-laws should this be necessary, and it shall have the broadest powers, acting within its powers, to resolve such conflict, disagreement or incompatibility should this be possible, by the creation of new committees and/or sub-committees, including by the delegation of part of its powers in accordance with Article 40 of Law 18,046. The shareholders, directors and Board of the Corporation should ensure at all times that the agreements and policies adopted by it are compatible and harmonious with the provisions of both legislations.

Article 24: The Directors’ Committee shall be composed of three members, the majority of whom shall be independent according to the criteria and requirements established for this purpose in Article 50 bis of Law 18,046, both at the time of their appointment and throughout the whole period in which they serve as members of the Committee. However, complementing the provisions of Article 23 above, as long as the Corporation is an issuer of securities duly registered on the NYSE or any other American national stock exchange, and in order to strictly comply with the legal and regulatory requirements that this registration involves, all the members of the Directors’ Committee should also meet the criteria and requirements of independence prescribed for this purpose by the SOX, SEC and NYSE. Therefore, no director who has been elected or appointed as a member of the Directors’ Committee may have any link, interest or dependence with the Corporation, whether economic, professional, commercial or of a lending nature, whatever the amount or type, nor receive, directly or indirectly, any income, remuneration or compensation from the Corporation or any of its subsidiaries which is not by concept nor has as the sole and exclusive source the duties performed as a member of the Board, as a member of the Directors’ Committee or as a member of any other committee or sub-committee of directors of the Corporation.

Article 25: The loss of independence, which according to the laws governing the Corporation and these by-laws, affects a member of the Committee, shall lead to the subsequent inability of the respective director to perform his/her duties as a director or as member of the Directors’ Committee and therefore he/she should cease automatically to serve in that position, without prejudice to his/her accountability to the shareholders.

Article 26: The directors appointed as members of the Directors’ Committee shall remain as such for the period of their appointment as directors, and may only resign from this position when they resign as directors, or if they develop an incapacity to perform the applicable duties, in which case the provisions of the preceding Article shall apply. No director elected or appointed as a member of the Directors’ Committee may be excused from this election or appointment.

Article 27: The meetings of the Directors’ Committee shall be validly constituted with the presence of an absolute majority of its members and its resolutions shall be adopted by an absolute majority of the members present. The Directors’ Committee must elect a Chairman from among its members, who shall have the deciding vote in the event of a tied vote.

Article 28: The Committee shall have the powers and duties that have been expressly contemplated in both, the laws and their regulations as well as the rules issued for this purpose by the competent administrative authority, especially those stated in Article 50 bis of Law 18,046, and any other matter, mandate, power or duty conferred on it by a shareholders’ or Board meeting.

Article 29: The deliberations, agreements and organization of the Directors’ Committee shall be governed, in all that may be applicable, by the regulations relating to Board meetings of the Corporation.

CHAPTER FIVE

Chairman, Vice-Chairman and Chief Executive Officer

Article 30: The Chairman shall act as Chairman of the Board, of the shareholders’ meetings and of the Corporation.

He/she is especially responsible for:

a.	Presiding at the Board and the shareholders’ meetings. In his/her absence or inability, he/she shall be replaced by the Vice-Chairman and, in the absence or inability of both of them, by the person appointed by the Board or the shareholders’ meeting, as the case may be;

b.	Calling the Board’s meetings when deemed necessary, and the shareholders’ meetings when resolved by the Board or requested by the required number of shareholders;

c.	Complying and ensuring compliance with the provisions of these by-laws and the resolutions adopted by the shareholders’ meetings and the Board;

d.	In case of emergency, when it is not possible to meet with the Board, taking all the actions necessary to the protect the best interests of the Corporation, with the subsequent obligation of meeting with and informing the Board as soon as possible.

Article 31: The Vice-Chairman shall replace the Chairman in case of his/her temporary absence or inability, with no need to demonstrate these circumstances to third parties.

Article 32: The Board shall appoint a Chief Executive Officer who shall be granted all the powers and duties of a trade agent and all those contemplated by law and those expressly granted by the Board.

Notwithstanding the above, the Chief Executive Officer shall have the following powers and duties:

a)	To ensure compliance with laws, these by-laws and internal regulations issued by the Board, and to comply with the resolutions adopted by the Board and shareholders’ meetings;

b)	To safeguard the assets and funds of the Corporation;

c)	To execute all public and private documents that have to be granted by the Corporation, when no other person has been expressly appointed to do so;

d)	To legally represent the Corporation in accordance with the provisions of both sub paragraphs of Article 7 of the Civil Procedure Code;

e)	To appoint and remove employees as provided in the respective regulation, determine their compensation and monitor their conduct;

f)	To ensure that the accounting is in order and kept up to date;

g)	To attend Board meetings with the right to speak at such meetings, being liable, together with the other members, for all resolutions approved that are detrimental to the Corporation and its shareholders, unless his/her contrary opinion is duly recorded in the minutes, and

h)	To exercise all other duties conferred upon him/her by these by-laws and those that the Board decides to entrust him/her with.

Article 33: Every appointment, vacancy or replacement that occurs with respect to the Chairman, director, manager, senior executive, administrator and liquidator positions, should be notified to the Superintendence of Securities and Insurance within the term specified for this purpose in Article 68 of Law 18,045. This obligation shall be the responsibility of the Board of the Corporation. The position of Chief Executive Officer is incompatible with that of Chairman, director, auditor or accountant of the Corporation.

CHAPTER SIX

Shareholders’ Meetings

Article 34: The shareholders shall meet at ordinary or extraordinary meetings. The ordinary meetings shall be held once within the first quarter of each year to resolve matters reserved exclusively for their consideration with no need to expressly state such agenda in the corresponding notice. The extraordinary meetings may be held at any time as may be required by corporate needs, in order to resolve on any matter which the law or these by-laws reserve for the consideration of shareholders’ meetings, provided such matters are expressly stated in the corresponding notice.

Article 35: The following are matters for an ordinary shareholders’ meeting:

a)	Review of the Corporation’s financial situation and the reports of the management’s account inspectors and the approval or rejection of the annual report, balance sheet, financial statements and reports presented by the Board or the Corporation’s liquidators;

b)	The distribution of the profits of each financial year and, especially, the distribution of dividends;

c)	The appointment or replacement of the members of the Board, the liquidators and the management’s account inspectors;

d)	Determining the Board’s compensation; and

e)	Any other matter related with the interests and operation of the Corporation, except for matters that should be considered at an extraordinary shareholders’ meeting in accordance with the law and these by-laws.

Article 35 bis: In addition to the provisions of the preceding Article, the ordinary shareholders’ meeting shall approve the investment and financing policy proposed by the management, in accordance with the requirements of Article 119 of Decree No. 3,500 of 1980 and its amendments. Should the Chilean Treasury Department, directly or indirectly, whether through its state-owned companies, decentralized, autonomous or municipal bodies or through any other legal entity, become the holder of 50% or more of the issued shares, this policy should contemplate the criteria for determining the sales prices of the products and services of the Corporation and shall require for its approval the consenting vote of the majority shareholders representing the Treasury Department and the absolute majority of the rest of the shareholders.

Article 36: The following matters are reserved for the extraordinary shareholders’ meetings:

a)	The dissolution of the Corporation;

b)	The transformation, merger or division of the Corporation and the amendment of its by-laws;

c)	The issuance of bonds or debentures convertible into shares;

d)	The disposal of the assets of the Corporation in the terms set out in No. 9 of Article 67 of Law 18,046;

e)	The granting of real or personal guarantees to secure obligations of third parties, unless these are subsidiaries, in which case the approval of the Board shall be sufficient;

f)	The transfer or contribution, in whole or in part, of constructed thermal or hydroelectric plants, that are declared as essential in the investment and financial policy, and

g)	Other matters which by law or these by-laws are reserved for the consideration or competence of shareholders’ meetings.

The matters mentioned in letters a), b), c) and d) above may only be agreed upon at meetings held before a Notary, who shall certify that the minutes faithfully records what transpired and was agreed at the meeting. Amendments of the Corporation’s purpose require the approval of two-thirds of the shares with voting rights present or represented in the meeting.

Article 36 bis: Notwithstanding the provisions of the preceding Article, the following matters shall also be reserved for extraordinary shareholders’ meetings:

a)	The disposal of assets and rights owned by the Corporation which are declared to be essential for its operation in the investment and financial policy, as well as the granting of guarantees with regard to the same, and

b)	The amendment in advance of the investment and financial policy as approved by the ordinary shareholders’ meeting.

While the Corporation remains subject to the provisions contained in Title XII among others of Decree No. 3,500 of 1980 and its amendments, any amendments of the rules set out in Articles 1 bis, 5 bis, 16 bis, 20 bis, 35 bis, 40 bis, 42 bis, 43 bis, 44 bis and in this Article, will require the affirmative vote of 75% of the issued shares with voting rights, in accordance with the requirements of Article 121 of Decree No. 3,500.

Article 37: The shareholders’ meetings shall be called by the Board of the Corporation. The Board must call:

1.	The ordinary shareholders’ meeting, with the purpose to evaluate all the matters of its competence;

2.	Extraordinary shareholders’ meetings as long as, in its opinion, the interests of the Corporation so justify it;

3.	Ordinary or extraordinary shareholders’ meetings, as the case may be, when requested by a number of shareholders representing at least 10% of the issued shares with voting rights, stating the matters to be discussed at the meeting in the respective request;

4.	Ordinary or extraordinary shareholders’ meetings, as the case may be, when required by the Superintendence of Securities and Insurance, notwithstanding its authority to call the meeting directly.

Meetings called by requirement of the shareholders or the Superintendence must be held within 30 days of the date of the respective request.

Article 38: The notice for shareholders’ meetings, both ordinary or extraordinary, shall be published on at least three different days in the newspaper where the registered office is located, as determined by the meeting, in the form and conditions established in the regulations.

A notification should also be sent to every shareholder at least fifteen days prior to the date of the meeting which shall contain a reference to the matters to be discussed at the meeting and an indication of the appropriate method to obtain full copies of the documents justifying the opinions submitted for their vote, which should also be made available to shareholders on the web site of the Corporation.

However, shareholders’ meetings may be validly held, even without complying with the aforesaid formalities and procedures, if shareholders representing all of the issued shares with voting rights attend such meeting.

Article 39: Both ordinary and extraordinary meetings shall be validly constituted on the first notification with the presence of holders of at least the absolute majority of the outstanding issued shares with voting rights and, on the second notification, with those shares present or represented, whatever their number, and resolutions shall be adopted by the absolute majority of the shares with voting rights present or represented, subject to the special majorities required by the law and these by-laws.

Notices for second notification of meetings may only be published after the meeting subject to the first notification has failed to convene. In any event, the meeting subject to the second notification shall be held within forty-five days of the date set for the holding of the original meeting.

Article 40: Only the holders of shares duly recorded in the Shareholder Register five business days prior to the date on which the respective meeting is to be held, may participate in such meeting and exercise their rights to vote and speak.

Each shareholder shall have the right to one vote for each share held or represented.

Shareholders may be represented at meetings by another person, whether or not he/she is a shareholder. The proxy shall be granted in writing in the form and conditions contemplated in the law and regulations.

The qualification of the proxies shall take place as established by the law and regulations.

Article 40 bis: Notwithstanding the provisions of the previous Article, no shareholder may exercise for its own account or on behalf of other shareholders, the right to vote for more than 65% of the subscribed shares with voting rights of the Corporation and shall, for this purpose, deduct any excess that is over such 65% limit. In the calculation of this threshold, the shares owned by persons related to such shareholders must be added and taken into account. No person may represent shareholders that in the aggregate hold more than 65% of the subscribed shares of the Corporation.

Article 41: The shareholders that attend the meetings shall sign an attendance sheet, indicating, below their signature, the number of shares they hold, the number of shares they are representing at the meeting and the name of the shareholders they represent.

Article 42: The deliberations and matters approved at the meetings shall be recorded in a special minute book which shall be kept by the Secretary of the Board. These minutes shall be signed by the Chairman or the person replacing him/her, by the Secretary and by three of the shareholders attending the meeting as elected by the meeting, or by all the shareholders attending the meeting if they are less than three. Only with the unanimous consent of the shareholder’s attending the meeting, may an incident occurring at such meeting be omitted from the minutes.

The minutes shall be approved as of the moment it is signed by the persons indicated above and the agreements referred to therein may take effect from that moment on.

Article 43: The meeting shall annually appoint an external auditing firm governed by Chapter XXVIII of Law 18,045 to examine the accounting, inventory, balance sheet and other financial statements of the Corporation which shall have the obligation to report in writing, at least fifteen days prior to the next ordinary shareholders’ meeting, the fulfillment of its mandate.

Article 43 bis: The ordinary shareholders’ meeting must also annually appoint two principal and two alternate account inspectors, in order to examine the accounting, inventory, balance sheet and other financial statements of the Corporation, who shall have the obligation to report in writing, at least fifteen days prior to the next ordinary shareholders’ meeting, the fulfillment of their mandate. The account inspectors may also review the Corporation’s operations and scrutinize the acts of the managers and their faithful compliance with their legal, regulatory and statutory duties.

CHAPTER SEVEN

Balance Sheet and Distribution of profits

Article 44: The Corporation’s financial year shall end on December 31 of each year and a general balance sheet of the assets and liabilities of the Corporation shall be prepared. The balance sheet must set forth the Corporation’s new capital and the value of the shares, in accordance with the law.

The Board must submit for the consideration at the ordinary shareholders’ meeting an annual report of the Corporation’s financial position, as well as the general balance sheet along with the profit and loss statement and the report filed by the external auditors. All these documents should clearly reflect the Corporation’s equity at the end of the respective financial year.

On a date no later than the first notice for the ordinary shareholders’ meeting, the Board shall make available to each of the shareholders recorded in the Shareholder Register, a copy of the Corporation’s balance sheet and annual report, including the opinion of the account inspectors and their respective notes.

If the balance sheet and profit and loss statement are modified by the meeting, such modifications, where pertinent, shall be made available to shareholders within fifteen days following the date of the meeting.

The duly audited general balance sheet and the profit and loss statement and any other information as required by the Superintendence of Securities and Insurance, shall be published once, in a widely-circulating newspaper where the registered office is located, not less than ten or more than twenty days prior to the date of the meeting that will review them, notwithstanding their publication on the web site of the Corporation.

Moreover, the documents mentioned in the previous paragraph must be submitted within the same period to the Superintendence, in as many copies as it may require.

If the balance sheet and profit and loss statement are modified by the meeting, such modifications shall be published in the same newspaper in which the documents were published, within fifteen days following the date of the meeting.

The annual report, balance sheet, inventory, minutes of the meetings, as well as the books and reports of the account inspectors, shall be available for shareholders to review in the registered office of the Corporation during the fifteen days prior to the date of the meeting.

During the period indicated in the preceding paragraph, the shareholders will have the right to examine the same documents for the subsidiaries, in the manner, term and conditions set out in the regulation.

Updated copies of the by-laws and an updated list of the shareholders of the Corporation, in the terms and conditions set out in Article 7 of Law 18,046, shall be made available for shareholders at the registered office, as well as on the web site of the Corporation.

Article 44 bis: Notwithstanding the above, the Board must present to the ordinary shareholders’ meeting a copy of the report issued by the account inspectors referred to in Article 43 bis of these by-laws, as well as the management’s proposal with respect to the investment and financing policy.

Article 45: The dividends shall be paid exclusively against the net profits for the year, or against the retained profits arising from previous balances approved by the shareholders’ meeting. If the Corporation has accrued losses, the profits obtained in the year shall first be applied to absorb such losses. Should there be losses in an exercise, these shall be combined with the retained profits, if any.

Article 46: A cash dividend shall be distributed annually to the shareholders, pro rata to their shares, of an amount of at least 30% of the net profits obtained in each financial year, unless a different resolution is adopted unanimously at the shareholders’ meeting.

CHAPTER EIGHT

Dissolution and Winding-up

Article 47: The Corporation shall be dissolved on the grounds set out in Article 103 of Law 18,046.

Article 48: Following the dissolution of the Corporation, the winding up shall proceed through a Liquidation Committee composed of three members, appointed at the shareholders’ meeting, which shall determine their powers, duties, compensation and term.

CHAPTER NINE

Arbitration

Article 49: Any dispute arising between the shareholders as such, or between them and the Corporation or its officers, either during its existence or during or its winding-up, shall be resolved by an arbitrator, who shall be appointed by mutual agreement of both parties and shall apply the procedures and applicable law to such proceedings. If the parties cannot agree on such appointment, the Common Courts may appoint an arbitrator at the request of either of the parties, in which case the appointment must from among attorneys who are chaired professors of Civil, Commercial or Economic Law at the Universidad de Chile or Universidad Católica de Chile in Santiago.

Notwithstanding the foregoing, in the event of a conflict, the plaintiff may withdraw the matter from the arbitrator’s jurisdiction and proceed to submit the dispute to the Common Courts, a right that may not be exercised by directors, managers, administrators and senior executives of the Corporation nor by shareholders that individually hold, directly or indirectly, shares whose book or market value exceeds 5,000 Unidades de Fomento, according to the value of this unit on the date the claim is filed.

Article 50: The Corporation will be subject to Resolution No. 667 of the Honorable Resolution Commission (the former antitrust authority), dated as of October 30, 2002, on the understanding that: i) the restrictions it contemplates will not apply to the Corporation in respect of Empresa Nacional de Electricidad S.A. and ii) given that the companies will not participate in any way in relevant markets located in the Republic of Chile, the Corporation will be allowed to merge with Enersis Américas S.A. and Chilectra Américas S.A.

TRANSITORY ARTICLES

First Transitory Article: The Corporation’s capital amounts to a total of Ch$778,936,764,259, divided into 8,201,754,580 nominative shares, all of the same series and without par value, which have been fully subscribed and paid for in the demerger of Empresa Nacional de Electricidad S.A., approved by its extraordinary shareholders’ meeting held on December 18, 2015, whereby all of the issued shares are fully subscribed and paid.

Second Transitory Article: The following members are appointed as interim directors of the Corporation: Enrico Viale, Ignacio Mateo Montoya, Francesco Buresti, Vittorio Valgiansindi, Mauro Di Carlo, Francisca Gostinelli, María Loreto Silva, Eduardo Novoa Castellón and Hernán Cheyre Valenzuela. These interim directors will remain in office until the first ordinary shareholders’ meeting of the Corporation is held, at which the definitive members of the Board will be elected. The interim Board will take office as of the date at which the demerger of Empresa Nacional de Electricidad S.A. and the incorporation of “Endesa Américas S.A.” take effect, as indicated in the Sixth Transitory Article below, and it shall have the same powers as the definitive Board.

Third Transitory Article: KPMG Auditores Consultores Ltda. is hereby appointed as External Auditor of the Corporation, for the review of the accounting, inventory, balance sheet and other financial statements of the Corporation´s first financial year, which covers the period from the date in which the demerger of Empresa Nacional de Electricidad S.A. and the incorporation of “Endesa Américas S.A.” take effect, as indicated in the Sixth Transitory Article below, and until December 31, 2016.

Rolf Heller Ihle and Manuel Onetto Fuore are hereby appointed as principal Accounts Inspectors of the Corporation and Marcela Araya Nogara and Ignacio Rodríguez Llona, are hereby appointed as their respective alternates in order to examine the accounting, inventory, balance sheet and other financial statements of the Corporation´s first financial year, which covers the period from the demerger of Empresa Nacional de Electricidad S.A. and the incorporation of “Endesa Américas S.A.” take effect, as indicated in the Sixth Transitory Article below, and until December 31, 2016.

Fourth Transitory Article: A special power of attorney is hereby granted to Sandra Cataldo Díaz, identified with national identification number 13,269,326-9, Guisela García López, identified with national identification number 13,837,602-8, Christian Marcotti Hermann identified with national identification number 11,226, 003-K, and Bárbara Gaete Argomedo, identified with national identification number 16,069,345-2, for any of them, acting individually in the name and on behalf of “Endesa Américas S.A.”, to undertake any and all necessary proceedings and actions to ensure the proper functioning of the Corporation and the registration of its assets, specifically, the procurement of the Tax Identification Number, the declaration of the commencement of activities, registration in the roles and corresponding records, request the stamping and the corresponding authorizations for accounting books and any other relevant documentation. They are authorized to delegate this power of attorney to one or more persons and grant special mandates.

Fifth Transitory Article: Until the shareholders’ meeting designates the newspaper for the publication of the notices and summons required by the Corporation, they will be published in the newspaper “El Mercurio de Santiago.”

Sixth Transitory Article: In accordance with Article 5 as related to Article 148 of the Regulations of the Chilean Companies Act (Ley de Sociedades Anónimas), the demerger of Empresa Nacional de Electricidad S.A. and the incorporation of “Endesa Américas S.A.” will take effect as of as of the first day of the month following the month in which the agents of Enersis S.A., Empresa Nacional de Electricidad S.A. and Chilectra S.A. grant a public deed asserting that the conditions precedent for the demerger of Endesa Nacional de Electricidad S.A. have been duly fulfilled: i) the conditions to which the spin-off of Empresa Nacional de Electricidad S.A. was subject and agreed at the extraordinary shareholders’ meeting of Empresa Nacional de Electricidad S.A. held on December 18, 2015 which approved its demerger and the incorporation of “Endesa Américas S.A.”, and ii) the conditions to which the spin-off of Chilectra S.A. was subject to, as agreed at the extraordinary shareholders’ meeting of Chilectra S.A. held on December 18, 2015 which approved its demerger and the incorporation of “Chilectra Américas S.A.”, without prejudice to the timely fulfillment of registration formalities before the corresponding Commerce Registries and the publication in the Official Journal of the excerpts of said extraordinary shareholders’ meeting minutes. The public deed will be noted at the margin of the public corporate registries of Empresa Nacional de Electricidad S.A. and “Endesa Américas S.A.”. These annotations will facilitate the verification of compliance with the conditions precedent to which the demerger of Empresa Nacional de Electricidad was subject.

Seventh Transitory Article: The distribution and physical delivery of the Corporation’s share certificates will take place after the demerger of “Empresa Nacional de Electricidad S.A.” and the incorporation of “Endesa Américas S.A.”, take effect, as indicated in the Sixth Transitory Article above. The Company’s Board will notify the shareholders of the distribution date by publishing a prominent notice at least once in the newspaper “El Mercurio de Santiago.”

Eighth Transitory Article: It is agreed that, as of its incorporation, the Corporation will voluntarily subject itself to the requirements established in Article 50 bis of the Chilean Companies Act (Ley de Sociedades Anónimas) with regard to the election of independent directors and the creation of a Director’s Committee, in accordance with the final paragraph of Article 50 bis of the Chilean Companies Act (Ley de Sociedades Anónimas). The members of the Directors’ Committee and its chairman will be elected and appointed at the Board meeting to be held within 30 days after the date on which the demerger of Empresa Nacional de Electricidad S.A. and the incorporation of “Endesa Américas S.A.” take effect, as indicated in the Sixth Transitory Article.